Exhibit 10.20

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), was originally made as of the 22nd day of December, 2005 (the “Effective Date”), by and between CV THERAPEUTICS, INC. (the “Company”) and LOUIS G. LANGE (the “Executive”) and is hereby being amended and restated in its entirety as of December 1, 2007 (the “New Effective Date”).

WHEREAS, the Company and the Executive have entered into that certain Amended and Restated Executive Severance Benefits Agreement effective December 31, 2002 (the “Severance Agreement”);

WHEREAS, the Severance Agreement and any other agreement relating to cash severance benefits between the Executive and the Company are superseded in their entirety by this Agreement;

WHEREAS, the Company recognizes that the Executive can contribute to the growth and success of the Company and desires to continue to employ the Executive on the terms and conditions set forth in this Agreement;

WHEREAS, the Executive has been appointed by the Company’s Board of Directors (the “Board”) to serve as the Chairman of the Board, Chief Executive Officer and Chief Science Officer of the Company, and has been approved by the stockholders of the Company to serve as a director of the Company; and

WHEREAS, the Executive desires to continue to be so employed by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

1. Employment.

1.1 Term. The Company agrees to employ the Executive in accordance with the terms of this Agreement and the Executive agrees to accept such terms of employment, effective as of the Effective Date for a term of eight years (the “Term”). Notwithstanding the foregoing, the Executive’s employment with the Company shall be “at will,” and either the Executive or the Company may terminate the Executive’s employment at any time, for any reason, with or without Good Reason (as defined below) or with or without Cause (as defined below); provided, that such termination is subject to the termination provisions of Section 3 of this Agreement.

1.2 Positions. During the Term, the Executive will continue to serve as Chairman of the Board, Chief Executive Officer and Chief Science Officer of the Company, reporting directly to the Board. At all times during the Term, the Executive shall serve as a member of the Board if so requested by the Executive.

1.3 Duties. The Executive will continue to perform such duties and functions as are customarily performed by the chairman, chief executive officer and chief science officer, of an enterprise the size and nature of the Company, including the duties and functions from time to time assigned to him by the Board as are commensurate with such positions. Without limiting the generality of the foregoing, the Executive will continue to be responsible for all aspects of the Company’s performance, including strategy, research and development, business development, sales and marketing, operations, manufacturing, technology development and licensing, corporate development, information management, finance, legal, patent, regulatory, human resources, investor relations and corporate communications.

1.4 Place of Performance. The Executive shall continue to perform his services hereunder at the principal executive offices of the Company, which are currently located in Palo Alto, California; provided, however, that the Executive will be required to travel from time to time for business purposes.

1.5 Time Devoted to Employment. The Executive will devote his best efforts and substantially all of his business time and services to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may engage in charitable, community service and industry association activities and upon notice to the Board, serve as a member of boards of directors of companies not deemed to be engaged in competition with the Company and manage his own finances so long as those activities do not interfere with the performance of his duties under this Agreement as determined by the Board.

2. Compensation, Benefits and Expense Reimbursements.

2.1 Base Salary. The Company shall continue compensating the Executive while he is employed as the Chief Executive Officer of the Company in the same manner that it has done during his past and current employment with the Company. The Executive shall receive a minimum annual salary of $624,000 (the “Base Salary”), paid semi-monthly or otherwise in accordance with the Company’s customary payroll practices, as in effect from time to time. As stated in the Company’s compensation philosophy which is described annually in the Company’s Proxy Statement as filed with the Securities and Exchange Commission on Schedule 14A (the “Proxy”), the Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s Base Salary in relation to the Company’s comparator group and the Executive’s peer group, and in relation to the Executive’s performance. In accordance with an evaluation of such factors, the Compensation Committee may increase the Executive’s Base Salary from time to time.

2.2 Bonus. The Company shall continue compensating the Executive while he is employed as the Chief Executive Officer of the Company in the same manner that it has done during his past and current employment with the Company. As stated in the Company’s compensation philosophy which is described annually in the Proxy, the Compensation Committee shall review the Executive’s annual bonus compensation (“Annual Bonus”) in relation to the Company’s comparator group and the Executive’s peer group, and in relation to the Company’s and the Executive’s performance. In accordance with an evaluation of such factors, the Compensation Committee will establish the Executive’s Annual Bonus; provided, that the target Annual Bonus established by the Board during the Term shall be no less favorable than the Executive’s target Annual Bonus as of the Effective Date.

2.3 Long Term Incentive. The Executive shall be eligible to be granted long-term incentive and equity compensation awards in the discretion of the Compensation Committee and the Board based on the Compensation Committee’s evaluation of the Executive’s performance and market and peer compensation.

2.4 Expenses. During the Term, the Executive will be entitled to reimbursement by the Company for all expenses reasonably incurred by him in connection with the performance of his duties, including, without limitation, travel and entertainment expenses reasonably related to the business of the Company, in accordance with the policies and procedures established from time to time by the Company.

2.5 Automobile Allowance. During the Term, the Executive shall be entitled to a monthly allowance of $1,000 for the use of an automobile.

2.6 Financial/Legal/IT Assistance. During the Term, the Executive shall be entitled to reimbursement for financial, legal and IT support and assistance expenses of up to $25,000 annually.

2.7 Other Benefits. During the Term, the Executive shall be entitled to participate in any benefit plans, policies or arrangements sponsored or maintained by the Company from time to time for its executive employees. In addition to the foregoing, the Company shall provide the Executive supplemental long-term disability insurance providing no less than $10,000 per month in additional coverage; provided, that the Executive conforms to the insurance company underwriting requirements. Notwithstanding the foregoing, the Executive’s eligibility for and participation in any of the Company’s employee benefit plans, policies or arrangements will be subject to the terms and conditions of such plans, policies or arrangements as they apply to other senior executives of the Company. Moreover, subject to the terms and conditions of such plans, policies or arrangements, the Company may amend, modify or terminate such plans, policies or arrangements at any time for any or no reason.

2.8 Attorney’s Fees. The Company shall reimburse the Executive for reasonable attorney’s fees incurred by the Executive in connection with the negotiation of this amended and restated Agreement, not to exceed $10,000.

3. Termination.

3.1 In General. The Company may terminate the Executive’s employment at any time. The Executive may terminate his employment at any time. Upon any termination of the Executive’s employment with the Company for any reason: (i) the Executive (unless otherwise requested by the Board) concurrently will resign any officer positions he holds with the Company, its subsidiaries or affiliates; (ii) the Company will pay to the Executive all accrued but unpaid Base Salary and all accrued and unused vacation days through the date of termination; and (iii) except as explicitly provided in this Section 3, in Section 6, or otherwise pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA,”) or the California Continuation Benefits Replacement Act, as amended (“Cal-COBRA”), all compensation and benefits will cease and the Company will have no further liability or obligation to the Executive.

3.2 Termination without Cause or for Good Reason.

3.2.1 If the Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by the Executive for Good Reason and the Executive executes and does not revoke a general release of claims against the Company in substantially the form attached hereto as Exhibit A to the Company within 2-1/2 months after such termination of employment (a “General Release”), then, the Company will pay to the Executive (i) all accrued but unpaid Base Salary and all accrued and unused vacation days through the date of termination; (ii) a cash amount equal to the sum of two times the Executive’s Base Salary; (iii) a cash amount equal to two times the Executive’s Average Annual Bonus, with such Average Annual Bonus determined by adding the amounts payable to Executive under the Company’s annual bonus programs for the three full calendar years prior to the year in which such termination of employment occurs and dividing the resulting amount by three (“Average Annual Bonus”); (iv) a cash payment equal to the Executive’s then target Annual Bonus, multiplied by a fraction, the numerator of which is the number of days in the Company’s fiscal year prior to such termination of employment and the denominator of which is 365; and (v) group health, dental and vision insurance coverage benefits equivalent to those, and on the same tax-free basis as those, to which the Executive would have been entitled if he had continued working for the Company for an additional 18 month period (or if less, until Executive becomes covered under comparable plans of another employer), after which period COBRA and/or Cal-COBRA shall become available to the Executive such that the end of the first 18-month period will be the COBRA “qualifying event” for Executive and his eligible dependents. In addition to the foregoing, in the event of such termination of employment, (i) any options to purchase the common stock of the Company previously granted to the Executive and not otherwise vested shall be fully vested as of the date of the Executive’s termination of employment; (ii) all of Executive’s option grants will have a post-termination exercise period extending through the earlier of (A) 36 months following the Executive’s termination of employment, or (B) their original expiration date; and (iii) the Executive’s previously granted restricted stock units shall become vested as to the amount of additional shares the Executive would have been entitled if he had continued working for the Company for an additional 12 month period.

3.2.2 For purposes of this Agreement, “Cause” means, unless the Executive fully corrects the circumstances constituting Cause (provided such circumstances are capable of correction) prior to the date of termination, the Executive:

(a) has willfully committed an improper act that materially injures the business of the Company;

(b) has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board (other than any such refusal or failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a notice of termination for Good Reason, as defined below), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board;

(c) has willfully, substantially and habitually neglected the Executive’s duties for the Company (other than any such neglect resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated neglect after his issuance of a notice of termination for Good Reason, as defined below), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has willfully, substantially and habitually neglected his duties or services to the Company; or

(d) has been convicted of a felony or a crime involving moral turpitude; provided, that for purposes of this agreement a traffic related offense (including without limitation the offense of driving under the influence of drugs or alcohol) shall not constitute a crime of moral turpitude.

For purposes of this Section 3.2.2, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by him not in good faith.

3.2.3 For purposes of this Agreement, “Good Reason” means any of the following are undertaken without the Executive’s express written consent:

(a) the assignment to the Executive of any duties, authority or responsibilities which results in a significant diminution in the Executive’s duties, authority or responsibilities;

(b) any change in the Executive’s title from Chief Executive Officer;

(c) the Executive ceasing to report to the Board;

(d) a reduction by the Company of the Executive’s Base Salary or target Annual Bonus as of the Effective Date or as increased thereafter;

(e) a material reduction of the facilities and perquisites available to the Executive immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company;

(f) a material reduction by the Company in the aggregate level of employee benefits, to which the Executive was entitled immediately prior to such reduction with the result that the Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company executive officers);

(g) a relocation of the Executive’s business office to a location more than 25 miles from the location at which the Executive performs duties as of the Effective Date, except for required travel by the Executive on the Company’s business;

(h) a material breach by the Company of any provision of this Agreement; or

(i) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

3.3 Certain Terminations On or After a Change in Control.

3.3.1 Within 18 Months on or After a Change in Control. If the Executive’s employment with the Company ceases within the 18 month period commencing on a Change in Control (as defined below) as a result of a termination by the Company without Cause or a resignation by the Executive for Good Reason and the Executive executes and does not revoke a General Release within 2-1/2 months after such termination of employment, then the Company will provide the Executive with the same payments and benefits as specified under Section 3.2.1 hereof, except that the period of group health, dental and vision coverage shall be extended from 18 to 24 months (or if less, until Executive becomes covered under comparable plans of another employer), after which period COBRA and/or Cal-COBRA shall become available to the Executive such that the end of the first 24-month period will be the COBRA “qualifying event” for Executive and his eligible dependents.

3.3.2 At Any Time Following a Change in Control. If the Executive’s employment with the Company ceases at any time following a Change in Control as a result of a termination by the Company without Cause or a resignation by the Executive for Good Reason, and the Executive executes and does not revoke a General Release within 2-1/2 months after such termination of employment, then the Company will provide the Executive with the same payments and benefits as specified under Section 3.3.1 hereof, and additionally all of Executive’s unvested stock options, restricted stock, restricted stock units and other equity compensation shall immediately accelerate vesting as to 100% of the covered shares.

3.3.3 Definition of Change in Control. For purposes of this Agreement, “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions, in one or a series of related transactions:

(a) a sale of substantially all of the assets of the Company;

(b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, equal or greater stock voting power);

(c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or

(d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

3.4 Termination for Death or Disability. If the Executive’s employment by the Company ceases due to a termination by reason of death or disability as determined by the Board in its sole discretion and the Executive (or the Executive’s beneficiaries as the case may be) executes and does not revoke a General Release within 2-1/2 months after such termination of employment, then the Company will provide to the Executive or his beneficiaries the same payments and benefits as set forth in Section 3.2.1 hereof.

3.5 Section 409A. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 3.5 shall be paid in a lump sum to the Executive and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

4. Restrictive Covenants. As consideration for all of the payments to be made to the Executive pursuant to Sections 2, 3, 5, and 6 of this Agreement, as well as for any equity incentive awards that the Executive may receive from the Company, the Executive agrees to be bound by the provisions of this Section 4 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for such termination.

4.1 Covenant Not To Compete. The Executive covenants that, during the period beginning on the Effective Date and ending on the date of the termination of the Executive’s employment with the Company (the “Restricted Period”), he will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly, anywhere in the world:

4.1.1 engage or participate in any business competitive with the Business (as defined below);

4.1.2 become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any business competitive with the Business; provided, however, that unless such holdings materially interfere with the Executive’s performance of his duties hereunder, Executive or his affiliates may hold up to 4.9% of the outstanding securities of any class of any publicly traded securities of any company and up to 10% of the outstanding securities of any class of any non-publicly traded company and such ownership shall not constitute a breach of this section 4.1.2;

4.2 Covenant Not To Solicit. The Executive covenants that, during the Restricted Period and for one year thereafter, he will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly, anywhere in the world:

4.2.1 engage in any business, or solicit or call on any customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person with whom the Company shall have dealt or any prospective customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person that the Company shall have identified and solicited at any time during the Executive’s employment by the Company for a purpose competitive with the Business;

4.2.2 influence or attempt to influence any employee, consultant, customer, supplier, licensor, licensee, contractor, agent, representative, advisor, strategic partner, distributor or other person to terminate or modify adversely to the Company any written or oral agreement, arrangement or course of dealing with the Company; or

4.2.3 solicit for employment any person who has been employed or retained by the Company within the 12 months preceding the termination of the Executive’s employment with the Company for any reason. Notwithstanding the foregoing, the Executive shall be permitted to solicit for employment his executive assistant free of the restrictions set forth in this Section 4.2.3.

4.3 Covenant Not To Make Disparaging Statements. For a period of one year following the date of termination, (i) the Executive agrees not to make or publish any disparaging statements about the Company or its directors, officers, agents, employees or representatives, and (ii) the Company agrees not to make or publish any disparaging statements about the Executive; provided, however, that the foregoing shall not prohibit at any time (x) the Company from reporting or commenting regarding the Executive’s business or professional conduct or actions occurring after the date of termination, or (y) the Executive from commenting about the business or professional conduct or actions of the Company or its directors, officers, agents, employees or representatives, occurring after the date of termination.

4.4 Covenant To Abide By Employment, Confidential Information and Invention Assignment Agreement. Other than as provided in this Agreement, the Executive shall continue to abide by the Executive’s Employment, Confidential Information and Investment Assignment Agreement with the Company.

4.5 Business. For purposes of this Agreement, “Business” means any business conducted by the Company during the period of the Executive’s employment with the Company.

4.6 Acknowledgements. The Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Executive will hold within the Company. The Executive further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to continue to employ the Executive pursuant to this Agreement and that the Company would not have entered into this Agreement in the absence of the Restrictive Covenants.

4.7 Remedies and Enforcement Upon Breach.

4.7.1 Specific Enforcement. The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by the Executive, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

4.7.2 Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

4.7.3 Accounting. If the Executive breaches any of the Restrictive Covenants, the Company will have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

4.7.4 Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

4.7.5 Disclosure of Restrictive Covenants. The Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Executive may work for during the Restricted Period.

5. Change in Control. Immediately upon a Change in Control of the Company, any equity awards then held by the Executive and not otherwise vested, including the RSU, shall be fully vested and exercisable as of the date of the Change in Control.

6. Parachute Payments.

6.1 Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”), then the Executive shall be entitled to receive from the Company an additional payment

(the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by the Executive after the payment by the Executive of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment shall be equal to the “Payment.”

6.2 Determinations. Subject to the provisions of Section 6.3, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. Subject to Section 6.5 below, any Gross-Up Payment, as determined pursuant to this Section 6.2, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination and in any event shall be paid no later than the last day of Executive’s taxable year following the year within which the taxes related to such Gross-Up Payment are remitted to the appropriate taxing authorities. For purposes of making the calculations required by this Section 6, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but in no event later than the last day of Executive’s taxable year following the year in which such Underpayment is remitted to the appropriate taxing authorities.

6.3 Contesting of Gross-Up Payment. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

6.3.1 give the Company any information reasonably requested by the Company relating to such claim;

6.3.2 take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney expert in such area reasonably selected by the Company;

6.3.3 cooperate with the Company in good faith in order effectively to contest such claim; and

6.3.4 permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and specify in writing to Executive; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, provided, further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6.4 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.5 Withholding. Notwithstanding any other provision of this Section 6, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

7. Miscellaneous.

7.1 Prior Agreements. This Agreement shall supersede the Severance Agreement and any other agreement providing cash severance benefits to the Executive. This Agreement shall constitute the mutual written consent of the Company and the Executive (within the meaning of Section 7.7 of the Severance Agreement) to terminate the Severance Agreement. By executing this Agreement, the Executive waives any rights the Executive may currently have or have in the future under the Severance Agreement and any other agreement providing cash severance benefits to the Executive.

7.2 Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that does not cause the Executive to incur federal tax liability under Section 409A of the Code.

7.3 Other Agreements. The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.

7.4 Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The duties of the Executive hereunder are personal to the Executive and may not be assigned by him.

7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of laws.

7.6 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Francisco County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. However, nothing in this Section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator. Each party in any such arbitration shall be responsible for its own attorneys’ fees and related costs and necessary disbursements; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, except as may be prohibited by law, it shall be entitled to recover reasonable attorneys’ fees and related costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

7.7 Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

7.8 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

CV Therapeutics, Inc.

3172 Porter Drive

Palo Alto, CA 94304

Attn: General Counsel

Fax: (650) 858-0390

With a copy to:

Alan C. Mendelson, Esquire

Joseph M. Yaffe, Esquire

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Fax: (650) 463-2600

If to the Executive, to:

Louis G. Lange

At the last residential address known to the Company

With a copy to:

Roger D. Stern

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Fax: (650) 493-6811

or to such other address as may be specified in a notice given by one party to the other party hereunder.

7.9 Entire Agreement; Amendments. This Agreement and the attached exhibits contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

7.10 Withholding. The Company will withhold from any payments due to the Executive hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

7.11 Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date and year first above written.

CV THERAPEUTICS, INC.

/s/ Santo J. Costa
By:	Santo J. Costa
Title:	Chairman, Compensation Committee

LOUIS G. LANGE

/s/ Louis G. Lange

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this              day of             , 20        , between Louis G. Lange (the “Executive”), and CV Therapeutics, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after the Executive’s signature (the “Effective Date”), unless the Executive revokes his acceptance as provided in Paragraph 2(c), below.

WHEREAS, the Executive was an officer of the Company;

WHEREAS, the Executive and the Company entered into an Amended and Restated Employment Agreement effective as of                     , 2007 (the “Employment Agreement”);

WHEREAS, as a condition of the Executive’s receipt of certain Severance Benefits described in the Employment Agreement, the Executive is required to execute, without revocation, this Release;

THEREFORE, in exchange for the good and valuable consideration set forth in the Employment Agreement, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. General Release of Claims by the Executive.

(a) The Executive, on behalf of himself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which the Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to his termination of employment with the Company, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C.

§§ 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR §§ 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq.; The Executive Retirement Income Security Act, as amended, 29 U.S.C. §§ 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code §§ 12940, et seq.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in the Company’s group medical, dental, vision, and life insurance benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, or as provided for by Delaware or California law;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Employment Agreement or agreements related to stock awards granted to Executive by the Company; and

(vi) Claims Executive may have to vested or earned compensation and benefits; and

(vii) Claims arising under the Employment Agreement.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Older Worker’s Benefit Protection Act.

The Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Release:

(i) This paragraph, and this Release are written in a manner calculated to be understood by him.

(ii) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.

(iii) This Release provides for consideration in addition to anything of value to which he is already entitled.

(iv) The Executive has been advised to consult an attorney before signing this Agreement.

(v) The Executive has been granted twenty-one (21) days after he is presented with this Release to decide whether or not to sign this Release. If he executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi) The Executive has the right to revoke this general release within seven (7) days of signing this Release. In the event he does so, both this Release and the offer of benefits to him pursuant to Paragraph 6 of the Transition and Separation Agreement will be null and void in their entirety, and he will not receive any Severance Benefits.

If he wishes to revoke this Release, the Executive shall deliver written notice stating his or her intent to revoke this Release to the Company’s Chief Executive Officer, at the offices of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Release.

2. No Assignment. The Parties represent and warrant that there has been no assignment or other transfer of any interest in any Claim that either Party may have against the other. The Parties agree to indemnify and hold harmless the aggrieved Party from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer. Provided, however, that the preceding sentence shall not apply with respect to a claim challenging the validity of this general release with respect to a claim under the Age Discrimination in Employment Act, as amended.

3. No Actions. The Executive represents and warrants that he is not presently aware of any injury for which he may be eligible for workers’ compensation benefits. The Executive agrees that if the Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then the Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that the Executive shall not be obligated to pay the Company Releasees’ attorney’s fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.

4. Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

5. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company:

CV Therapeutics, Inc.

3172 Porter Drive

Palo Alto, CA 94304

Fax: (650) 858-0390

Attention: General Counsel

With a copy to:

Alan C. Mendelson, Esquire

Joseph M. Yaffe, Esquire

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Fax: (650) 463-2600

If to Executive:

Louis G. Lange

At the last residential address known to the Company

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

6. Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

7. Governing Law. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

8. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9. Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

10. Entire Agreement. This Release and the Employment Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

11. Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board of Directors of the Company.

12. Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

CV THERAPEUTICS, INC.

By:
Title:

LOUIS G. LANGE